EXHIBIT 99.1

NEWS RELEASE

Diversa Reports Financial Results for the Quarter

Ended March 31, 2003

SAN DIEGO, CA, April 21, 2003 – Diversa Corporation (Nasdaq: DVSA) today reported financial results for the quarter ended March 31, 2003. The net loss for the quarter, on a pro forma basis, was $9.5 million, or $0.27 per share, compared to a net loss of $7.0 million, or $0.20 per share, in the first quarter of 2002. The net loss, calculated in accordance with U.S. generally accepted accounting principles (GAAP), for the quarter ended March 31, 2003 was $21.0 million, or $0.54 per share, compared to a net loss of $7.0 million, or $0.20 per share, in the first quarter of 2002.

Pro forma net loss for the quarter ended March 31, 2003 excludes adjustments associated with the February 2003 acquisition of intellectual property rights licenses and property and equipment from Syngenta Participations AG and its wholly-owned subsidiary, the Torrey Mesa Research Institute, respectively. In connection with this acquisition, the Company also entered into a research collaboration with Syngenta. See the condensed statements of operations below for detailed explanations for the adjustments. The Company is presenting pro forma information excluding the effects of this acquisition because the Company believes it is useful for investors in assessing the Company’s operating results compared to prior year.

At March 31, 2003, the Company had cash, cash equivalents, short-term investments, and receivables totaling $155.7 million.

Revenues for the quarter were $8.0 million ($8.3 million on a pro forma basis), compared to $7.2 million for the same period in 2002. The increase in revenues was primarily due to the addition of several new grants awarded in 2002 and 2003, additional product revenue as a result of the launch of Phyzyme™ XP through the Company’s partner, Danisco Animal Nutrition, and additional research funding from the recent research collaboration signed with Syngenta. Revenues have historically fluctuated from period to period and likely will continue to fluctuate substantially in the future based upon the timing and composition of funding under existing and future collaboration agreements and joint ventures.

Research and development expenses for the quarter were $15.0 million, compared to $12.3 million for the same period in 2002. These increases were primarily related to personnel and facility costs as a result of an additional 71 researchers that were hired by the Company in conjunction with the recent Syngenta transactions.

As a result of the recent Syngenta transactions, the Company also recorded $10.8 million of expense related to the write-off of acquired in-process research and development and $0.3 million of amortization expense for acquired intangible assets during the quarter ended March 31, 2003.

Interest and other income, net for the quarter was $0.7 million, compared to $1.6 million for the same period in 2002. These decreases were primarily due to lower interest income as a result of the maturity of interest earning investments that were reinvested at the current lower rates, as well as lower cash balances. Additionally, during the quarter ended March 31, 2002, the Company recorded $0.2 million of other income related to the increase in value of warrants the Company holds to purchase 700,000 shares of stock of IntraBiotics Pharmaceuticals, Inc. The Company subsequently wrote-off the remaining balance of its investment associated with warrants in the third quarter of 2002.

“Diversa accomplished several significant goals this quarter. We closed our new research collaboration with Syngenta, which represents the largest in the Company’s history and under which we are entitled to receive a minimum of $118 million in research funding over the initial seven-year term of the agreement. With our partner, Danisco Animal Nutrition, we were granted FDA authorization to market our Phyzyme™ XP enzyme to the US animal feed industry and, we were awarded three important technology patents,” stated Jay M. Short, Ph.D., President and Chief Executive Officer. “Our success in securing additional collaborative funding, introducing new products, and in managing our cash position enables us to continue to develop our pharmaceutical platforms and continue to evaluate opportunities to further accelerate our growth through strategic acquisitions.”

About Diversa

Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel products from genes and gene pathways. Diversa is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with pharmaceutical applications, such as optimized monoclonal antibodies and orally active drugs, as well as enzymes and small molecules with agricultural, chemical, and industrial applications. In addition, the Company has formed alliances and joint ventures with market leaders, such as Celera Genomics, The Dow Chemical Company, DuPont Bio-Based Materials, GlaxoSmithKline plc, Invitrogen Corporation, and affiliates of Syngenta AG. Additional information is available at Diversa’s website: www.diversa.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to fluctuating revenues under existing and future collaboration agreements, the Company’s ability to achieve milestones under existing and future collaboration agreements and joint ventures, investments in and progress of the Company’s internal programs, products, and technologies, including the Company’s pharmaceutical platforms, the development and commercialization of products, the exploitation of the Company’s technologies, the Company’s possibly making strategic acquisitions, and the financial guidance provided below, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with the Company’s new and uncertain technologies, risks associated with the Company’s dependence on patents and proprietary rights, risks associated with the Company’s protection and enforcement of its patents and proprietary rights, the Company’s dependence on existing collaborations and its ability to achieve milestones under existing and future collaboration agreements, the ability of the Company to commercialize products using the Company’s technologies, the development or availability of competitive products or technologies, the future ability of the Company to enter into and/or maintain collaboration and joint venture agreements, and the Company’s ability to identify acquisition candidates and consummate strategic acquisitions. These factors and others are more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

Note: Phyzyme is trademark of Danisco Animal Nutrition.

Selected Financial Information

Condensed Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2003				2002
	Pro forma	Adjustments		GAAP	GAAP
Revenues:
Collaborative	$7,569	$(278	)(1)	$7,291	$7,092
Grant and product	719			719	96

Total revenues	8,288	(278)		8,010	7,188

Expenses:
Research and development	14,831	137	(2)	14,968	12,308
Selling, general and administrative	2,771			2,771	2,540
Amortization of intangible assets	39	261	(3)	300	39
In-process research and development	—	10,758	(4)	10,758	—
Non-cash, stock-based compensation	67			67	272

Total operating expenses	17,708	11,156		28,864	15,159

Loss from operations	(9,420)	(11,434)		(20,854)	(7,971)
Interest and other income, net	704			704	1,559
Equity in loss of Innovase joint venture	(830)			(830)	(550)

Net loss	$(9,546)	$(11,434)		$(20,980)	$(6,962)

Basic and diluted net loss per share	$(0.27)			$(0.54)	$(0.20)
Weighted average shares used in computing basic and diluted net loss per share	35,810	2,749	(5)	38,559	35,531

Notes to “Adjustments” for reconciliation to GAAP earnings:

(1)	To record amortization of the acquired intangible asset related to the Company’s research collaboration agreement with Syngenta.

(2)	To record depreciation expense related to acquired property and equipment associated with the Syngenta transactions.

(3)	To record the ongoing amortization of acquired intangible assets related to the Syngenta transactions.

(4)	To record the one-time expense associated with the write-off of acquired in-process research and development related to the Syngenta transactions.

(5)	To reflect the weighted-average shares outstanding associated with the issuance of 6,034,893 shares of common stock in February 2003 as consideration for the Syngenta transactions.

Condensed Balance Sheet

(in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)
Cash, cash equivalents and short-term investments	$154,786	$163,096
Other current assets	3,005	2,814
Property and equipment, net	34,103	27,427
Other assets	57,538	3,860

Total assets	$249,432	$197,197

Current liabilities	$12,588	$15,652
Deferred revenue	15,783	12,075
Long-term liabilities	11,507	12,155
Stockholders’ equity	209,554	157,315

Total liabilities and stockholders’ equity	$249,432	$197,197

Second Quarter Financial Guidance

The following statements are forward-looking, and actual results may differ materially. Please see “forward-looking statements” section of this press release for a description of certain risk factors and Diversa’s quarterly and annual reports on file with the Securities and Exchange Commission for a more complete description of risks. The Company will not provide any further material guidance on analysts’ financial models beyond the information provided in this press release.

Below is detailed financial guidance for the second quarter of 2003. For the full year 2003, we reaffirm our pro forma revenue guidance of $50 - $55 million and our pro forma net loss guidance of $30 to $33 million, excluding the purchase accounting effect of the Syngenta transactions. On a GAAP basis, we reaffirm revenue guidance of $48—$53 million and our net loss guidance of $47 to $50 million. Our full year guidance reflects our expectation of continued product revenue growth, as well as funding from new collaborations and grants and the achievement of research milestones.

(in millions, except per share data)

(unaudited)

	Q2 Pro forma	Q2 GAAP
Total revenues	$10.6	$10.0

Research & development	18.5	19.0
Selling, general & administrative	3.0	3.0
Amortization of intangible assets	0.1	0.7
Non-cash, stock-based comp	0.1	0.1

Total operating expenses	21.7	22.8

Loss from operations	(11.1)	(12.8)

Interest and other income, net	0.5	0.5
Equity in loss of joint venture	(0.6)	(0.6)

Net loss	($11.2)	($12.9)

Net loss per share	($0.31)	($0.31)
Weighted-average shares	36.0	42.0

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Contacts:

Hillary Theakston

Investor Relations

(858) 526-5121